Exhibit 10.1

INTEGRAL SYSTEMS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made this 1st day of May 2006 by and between Integral Systems, Inc. (“Client”), with a principal place of business at 5000 Philadelphia Way, Lanham, Maryland 20706 and Steven R. Chamberlain (“Consultant”), residing at 5177 Harpers Farm Road, Columbia, MD 21044.

1. Services Performed by Consultant:

Consultant agrees to perform the following services for Client:

(a) Consult with Client as its Executive Management and Board deem necessary to explore strategic alternatives to maximize shareholder value, including the possible sale of the Company.

2. Consultant’s Payment:

Consultant shall be compensated at the rate of $25,000 (twenty-five thousand dollars) per month.

Unless otherwise agreed upon in writing by Client, Client’s maximum liability for all services performed during the term of this Agreement shall not exceed $200,000 plus reasonable out-of-pocket expenses.

3. Invoices

Client shall remit payment to Consultant in accordance with Client’s regular monthly pay period for each month of service. Consultant shall submit expense reports for all reasonable out-of-pocket expenses. Client shall pay the expense report amount due within 15 days after receipt of each invoice.

4. Expenses

Client will reimburse Consultant for all pre-approved reasonable out-of-pocket expenses incurred while performing services under this Agreement. To the extent necessary to avoid characterizing any reimbursement to Consultant as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), expenses for which Consultant seeks reimbursement pursuant to this Section 4 shall be submitted no later than March 1, 2007 and paid within on or before March 15, 2007. Expenses which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

5. Term of Agreement

This Agreement will become effective on the date first mentioned above.

This Agreement will end upon the first to occur of the following events:

(a) December 31, 2006; or

(b) the closing of the sale, merger or change of control of Client.

6. Terminating the Agreement

Either party may terminate this Agreement at any time by giving 30 days written notice of termination without cause. Consultant shall be entitled to full payment for services performed prior to the effective date of termination.

7. Consultant an Independent Contractor

Consultant and Client are contractors independent of one another and neither party will be considered employees of the other party for any purpose. This Agreement does not constitute a joint venture or partnership, and neither party has the authority to bind the other to any third party.

8. Intellectual Property Ownership

In consideration of Client’s payment of the fees required by this Agreement, Consultant hereby assigns to Client its entire right, title and interest in the software, documentation, specifications, notes, drawings, designs, procedures, discoveries and inventions created pursuant to this Agreement (collectively referred to as “Product”), including, but not limited to, patents, copyrights, trade secrets and any other intellectual property right, whether in the United States or abroad. Consultant agrees to cooperate with Client in the procurement and maintenance of Client’s rights in the Product and to sign all papers which Client may deem necessary and desirable for vesting Client with such rights throughout the world, including litigation of applicable patents, copyrights and other proceedings, and executing an assignment of copyright. In the event that Client is unable for any reason whatsoever to secure a signature on behalf of Consultant to any document it believes is reasonably required in order to apply for or execute any patent, copyright or other application with respect to the Product, Consultant hereby irrevocably designates and appoints Client and its duly authorized officers and agents as Consultant’s agents and its attorneys-in-fact to act for and in its behalf and instead of it, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights therein with the same legal force and effect as if executed by Consultant.

9. Confidentiality

(a) Client and Consultant acknowledge that Consultant is a former employee of Client who had access to Client’s proprietary information and trade secrets (“Confidential Information”) during his employment with Client. Client and Consultant further acknowledge that Consultant has a continuing obligation to refrain from disclosing Confidential Information or using it for personal gain.

(b) During the term of this Agreement and for five years afterward, Consultant will not (1) disclose Confidential Information to any third party without the prior written consent of Client, and (2) use or permit others to use Confidential Information for any purpose other than those expressly authorized by Client.

(c) Confidential Information does not include information that:

(1) is or becomes public knowledge through no fault of Consultant;

(2) Consultant obtains from sources other than Client who owe no duty of confidentiality to Client, or

(3) Consultant independently develops as evidenced by written records.

(d) It is understood and agreed that, notwithstanding any other provision of this Agreement, breach of the provisions of this Agreement regarding the protection of Confidential Information by Consultant will cause Client irreparable damage for which recovery of money damages would be inadequate, and that Client shall therefore be entitled to obtain timely injunctive relief to protect Client’s rights under this Agreement in addition to any and all remedies available at law.

10. Warranties

Consultant warrants that all services performed under this Agreement shall be performed consistent with generally prevailing professional or industry standards.

11. Taxes

The charges included here do not include taxes. If Consultant is required to pay any federal, state or local taxes or withholdings, including, without limitation, sales, use, property or value added taxes based on the services provided under this Agreement, Consultant shall be solely responsible for payment of those taxes and withholdings. Client shall not pay any interest or penalties incurred due to late payment or nonpayment of such taxes by Consultant. Nothing contained herein shall be deemed to alter the time or manner of any payment, benefit or amount that is deemed to be deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), if applicable. Consultant Employee understands and agrees that Client makes no representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that Consultant is solely responsible for any and all income, excise or other taxes imposed on Consultant with respect thereto.

12. Contract Changes

If any intended changes or any other events beyond the parties’ control require adjustments to this Agreement, the parties shall make a good faith effort to agree on all necessary particulars. Such agreements shall be put in writing, signed by the parties and added to this Agreement.

13. Dispute Resolution

If a dispute arises under this Agreement that cannot be resolved by the parties, the parties agree to submit the dispute to binding arbitration in Washington, D.C. under the rules of the Commercial Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

14. Non-Competition

(a) Consultant agrees that, without the express prior written consent of Client, from the date hereof and until six months after the termination or expiration of this Agreement:

(i) Consultant will not directly or indirectly engage in or conduct any business which directly or indirectly competes or interferes with the business or any business proposed to be conducted by the Seller.

(ii) Consultant will not directly or indirectly interfere with, solicit, induce or accept for itself, or for anyone other than Client, any of the present or past clients or customers of Client in connection with the performance of services substantially similar to the business conducted by Client.

(iii) Consultant will not interfere with, attempt to interfere with or disparage Client’s relationship with any vendor, client, customer, contractor, supplier, agent or consultant (or the terms relating to such relationships).

(b) It is understood and agreed that, notwithstanding any other provision of this Agreement, breach of the provisions of this Agreement regarding non-competition by Consultant will cause Client irreparable damage for which recovery of money damages would be inadequate, and that Client shall therefore be entitled to obtain timely injunctive relief to protect Client’s rights under this Agreement in addition to any and all remedies available at law.

15. General Provisions

(a) Severability: If any part of this Agreement is held unenforceable, the rest of the Agreement will continue in full force and effect.

(b) Applicable law: This Agreement will be governed by the laws of the State of Maryland, without regard to its conflicts of law provisions.

(c) Notices: All notices and other communications given in connection with this Agreement shall be in writing and sent to the following addresses:

For Client:

Attention: Peter Gaffney

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland 20706

Phone: (301) 731-4233

Fax: (301) 731-9606

Email: pete@integ.com

For Consultant:

Attention: Steven R. Chamberlain

5177 Harpers Farm Road

Columbia, MD 21044

Phone: 443-223-5421

Fax: N/A

Email: src@integ.com

This is the entire Agreement between Consultant and Client.

Client: Integral Systems, Inc.			Consultant: Steven R. Chamberlain

By:	/s/ P.J. Gaffney	By:	/s/ Steven R. Chamberlain
	(Signature)		(Signature)

Peter J. Gaffney			Steven R. Chamberlain
(Typed or Printed Name)			(Typed or Printed Name)

Title: Chief Executive Officer			Title: Consultant

Date: May 17, 2006			SSN/Employer ID No.: ###-##-####

Date: May 17, 2006